Exhibit 99.1

MIVA NAMES PETER CORRAO AS CHIEF OPERATING OFFICER
Veteran Brings Operational Experience to MIVA

FORT MYERS, Fla. – September 12, 2005 – MIVA, Inc. (NASDAQ: MIVA) today announced that Peter A. Corrao has been named as its chief operating officer, effective immediately. Phillip Thune, MIVA’s chief operating officer since November 2000 and its president since July 2004, will continue to serve the Company in his capacity as president.

“We are very pleased to have an executive with Peter’s broad range of business expertise join our leadership team, where we will benefit greatly from his in-depth marketing industry knowledge and his experience in global operations management,” said Craig Pisaris-Henderson, MIVA’s chairman and chief executive officer.

Mr. Corrao has more than 25 years of executive-level general management experience, recently serving as chief executive officer for Bluestreak.com, Inc., a global online direct marketing technology firm. Before Bluestreak, Mr. Corrao served as president and chief executive officer for Cogit Corporation, a privately held online marketing company. Prior to Cogit, Mr. Corrao spent 17 years at Advo Inc., which is NYSE-listed and is the largest full-service direct mail marketing company in the U.S. At Advo, Mr. Corrao most recently served as president for the national accounts marketing division.

About MIVA®, Inc.

MIVA is the leading independent Performance Marketing Network, dedicated exclusively to helping businesses grow. MIVA connects millions of buyers with sellers at exactly the right place and time. MIVA delivers qualified leads to advertisers, helps maximize revenue for publisher partners, facilitates commerce for online merchants and provides relevant information to customers. The Company has relationships with more than 100,000 customers, spanning North America, Europe and Asia.

Forward-looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan," "intend," "believe" or "expect" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Additional key risks are described in MIVA's reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K/A for fiscal 2004, and the most recently filed quarterly report on Form 10-Q. MIVA undertakes no obligation to update the information contained herein.

®Registered trademark of MIVA, Inc.

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